UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report (Date of Earliest Event Reported):

August 22, 2008

Commission file number: 001-33084

SUSSER HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	01-0864257
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

4525 Ayers Street

Corpus Christi, Texas 78415

(Address of principal executive offices, including zip codes)

Registrant’s telephone number, including area code: (361) 884-2463

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Definitive Material Agreement

On August 22, 2008, Susser Petroleum Company LLC (“SPC”), an indirect wholly-owned subsidiary of Susser Holdings Corporation (the “Company”), and Chevron Products Company (“Chevron”) entered into a branded marketer agreement (the “Agreement”) which replaces the parties’ prior agreement for purchases of Chevron-branded gasoline and diesel fuel. During fiscal 2007, SPC purchased from Chevron approximately 25% of the motor fuel sold in the Company’s wholesale and retail operations.

The Agreement, which becomes effective September 1, 2008 and expires August 31, 2011, requires SPC to purchase no less than 5,000,000 gallons of Chevron-branded fuel during each year of the Agreement term. Chevron’s obligation to sell any particular fuel product to SPC from any of the 31 terminals covered by the Agreement is subject to a volumetric cap based upon SPC’s average product purchases at such terminal over the prior twelve-month period and the average monthly deliveries of such product from the applicable terminal group to Chevron’s total customer base during the preceding 10 years. The Agreement permits the use of the Chevron brand and insignia at the Company’s wholesale dealer and retail convenience store locations to which SPC supplies Chevron-branded fuel, grants Chevron a customary right of first refusal on dispositions of SPC assets used to supply Chevron-branded fuel, requires SPC to indemnify Chevron against liabilities arising in connection with performance under the Agreement and contains, among other things, customary provisions in respect of fuel pricing, payment and delivery. SPC may terminate the Agreement at any time by delivering written notice to Chevron. Chevron may terminate the Agreement by delivering reasonable advance written notice following SPC’s breach of the Agreement or certain SPC events of violation, dishonor or default.

The foregoing description of the Agreement is qualified in its entirety by reference to the text of the Agreement itself, a copy of which is filed as Exhibit 10.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

The following exhibits are filed herewith:

Exhibit Number	Exhibit Description
10.1	Chevron Branded Marketer Agreement, effective September 1, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUSSER HOLDINGS CORPORATION

Date: August 28, 2008	By:	/s/ Mary E. Sullivan
	Name:	Mary E. Sullivan
	Title:	Executive Vice President and Chief Financial Officer